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                                                                    EXHIBIT 10.2

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                LICENSE AGREEMENT

         This LICENSE AGREEMENT (the "License Agreement") is hereby made by and between NOVARTIS PHARMA AG (hereinafter "Novartis"), a corporation organized under the laws of Switzerland having its principal place of business at Lichtstrasse 35, CH-4056, Basel, Switzerland, and NOVEN PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 11960 Southwest 144th Street, Miami, Florida 33186 (hereinafter "Noven") as of this 3rd day of November, 2000 (hereinafter the "Effective Date").

                                   WITNESSETH:

         WHEREAS, the parties to this License Agreement wish to collaborate on the development and marketing of Estrogen Transdermal Drug Delivery Systems, as hereinafter defined (hereinafter "Licensed Products");

         WHEREAS, Noven has developed certain information relating to and is the owner of record or under an unrecorded assignment of certain patents and patent applications having claims covering the Licensed Products;

         WHEREAS, Noven wishes to provide for the development and regulatory approval of the Licensed Products and for their marketing;

         WHEREAS, Novartis is willing and able to pursue regulatory approval for and to market the Licensed Products, in accordance with the terms of this License Agreement.

         NOW, THEREFORE, for good and valuable consideration and intending to be legally bound, the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

         1.1 AFFILIATES. The term "Affiliate" or "Affiliates" shall mean any entity that is Controlled directly or indirectly by the party referred to, or any entity that directly or indirectly Controls the party referred to, or any entity that is directly or indirectly Controlled by an entity which also directly or indirectly Controls the party referred to, so that the term shall include any parent of the entity referred to or a directly or indirectly held subsidiary of the parent or of the entity referred to, and entities in common control with the entity referred to.

         1.2 ***.

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         1.3 CONTROL. The term "Control," "Controls" or "Controlled" shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the voting rights attached to issued and outstanding voting shares or the power to direct or cause the direction of the management

         1.4 COST(S). The term "Costs" and "Cost" shall mean Noven's fully allocated cost of manufacturing the Licensed Product, including (i) the direct cost of any raw materials and packaging materials utilized in manufacturing such Licensed Product, (ii) repair, maintenance and operating costs of the production facilities utilized in manufacturing Licensed Products, (iii) costs of quality and in-process controls, and (iv) the direct labor utilized in manufacturing such Licensed Product plus an appropriate share of all factory overhead, both fixed and variable, allocated to the Licensed Product in accordance with generally accepted accounting principles and the normal accounting practices for all other products manufactured in the applicable facility.

         1.5 ESTROGEN TRANSDERMAL DRUG DELIVERY SYSTEM. The term "Estrogen Transdermal Drug Delivery System" shall mean an estrogen in a polymer adapted for transdermal delivery by application to the epidermis developed by Noven, including but not limited to the product marketed in the U.S. as Vivelle-Dot(TM) (hereinafter "Vivelle-Dot((TM)) Product") and the Included Improvements (as defined herein), but excluding any product previously licensed by Noven in the Restated License Agreement, dated November 15, 1991, between Noven and Novartis Pharmaceuticals Corporation, or in the Amended and Restated License Agreement, dated September 30, 1999, between Noven and Rhone-Poulenc Rorer, Inc.

         1.6 EUROPEAN ECONOMIC AREA. The term "European Economic Area" shall mean the European Union and Iceland, Liechtenstein and Norway.

         1.7 INCLUDED IMPROVEMENTS. The term "Included Improvements" shall mean the three included improvements as defined in the attached Exhibit A.

         1.8 LICENSED PRODUCT(S). The term "Licensed Product" or "Licensed Products" shall mean individually and collectively any Estrogen Transdermal Drug Delivery System.

         1.9 LICENSED TRADEMARK. The term "Licensed Trademark" shall mean Estradot((TM)) together with such variations and similar marks that Noven may approve for Novartis to use in connection with products supplied by Noven to Novartis.

         1.10 NET REVENUES. The term "Net Revenues" shall mean the gross amount invoiced by Novartis, its Affiliates and Sublicensees on all sales of any Licensed Product, (but not including sales between or among Novartis, its Affiliates and Sublicensees) in all countries of the Territory less (a) discounts actually allowed, (b) credits actually allowed for claims, allowances, retroactive price reductions or returned goods, (c) prepaid freight and insurance separately stated on sales invoices, and (d) sales taxes, value added taxes, duties and other governmental charges or rebates actually paid in connection with the sale, to the extent not reimbursed (but excluding taxes based on the income of Novartis, its Affiliates or Sublicensees). Novartis may calculate

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Net Revenues in accordance with its standard accounting principles as long as such are consistent with the definitions of Net Revenues and with the other terms of this Agreement.

         1.11 NOVEN'S PATENT RIGHTS. The term "Noven's Patent Rights" shall mean any and all patents, including but not limited to reissues, extensions and patents of addition, and patent applications, continuations, divisionals and continuations-in-part that are owned or controlled by Noven and the claims of which cover the Licensed Products now existing or obtained or acquired by Noven as set forth in Article 7.1. Noven's Patent Rights include the patents and patent applications listed in Exhibit B and all equivalents thereof in the Territory.

         1.12 NOVEN'S TECHNOLOGY. The term "Noven's Technology" shall mean any and all data, information, technology, know-how, processes, techniques, methods, skills, proprietary information, trade secrets, developments, discoveries, and inventions, owned or controlled by Noven or its Affiliates and specifically related to one or more of its Estrogen Transdermal Drug Delivery Systems now existing or developed in the future by Noven. Notwithstanding the foregoing, Noven's Technology shall not include information related to the manufacture of Licensed Products or specifications or procedures related thereto, except to the extent required for obtaining health or governmental registration or both of Licensed Products and except to the extent of any license to manufacture granted to Novartis under this License Agreement.

         1.13 NOVEN'S TRADEMARK RIGHTS. The term "Noven's Trademark Rights" shall mean the rights of Noven relating to the trademark Estradot(TM). Noven's Trademark Rights include the registered trademarks and trademark applications listed in Exhibit B.

         1.14 REGULATORY APPLICATION. The term "Regulatory Application" means a formal application submitted to the appropriate Regulatory Authority under applicable law seeking approval to market a Licensed Product within a country or group of countries in the Territory.

         1.15 REGULATORY APPROVAL. The term "Regulatory Approval" means a communication in writing from the appropriate Regulatory Authority permitting the marketing of a Licensed Product within a country or group of countries in the Territory.

         1.16 REGULATORY AUTHORITY. The term "Regulatory Authority" means a governmental regulatory authority of a country or group of countries within the Territory which has authority over the clinical testing, manufacturing, marketing, or sale of pharmaceutical products.

         1.17 STANDARD SPECIFICATION(S). The term "Standard Specifications" and "Standard Specification" shall mean the specifications set forth in the Supply Agreement, which Supply Agreement is attached hereto as Exhibit C and incorporated herein by reference.

         1.18 SUBLICENSEE. The term "Sublicensee" and "Sublicensees" shall mean any entity to whom Novartis shall grant any right or license to use Noven's Technology or Noven's Patent Rights or to make, use or sell any Licensed Product under all or any part of Noven's Technology and Noven's Patent Rights in the Territory.

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         1.19 TERRITORY. The term "Territory" shall mean all the countries and territories worldwide except the United States, Canada, Japan and the territories and possessions of the United States, Canada, and Japan.

         1.20 TRADE UNIT. The term "Trade Unit" shall mean a single pouched Estrogen Transdermal Drug Delivery System constituting a Licensed Product sold or to be sold by Novartis.

                         ARTICLE II - REGULATORY MATTERS

         2.1      GENERAL REGULATORY MATTERS.
                  --------------------------

                  2.1(a) REGULATORY APPROVALS. Except as otherwise provided herein, Novartis shall, at its own expense, consistent with sound scientific and commercial practices, use commercially reasonable efforts to: (1) prepare and file Regulatory Applications in its name with such Regulatory Authorities as shall be necessary to procure Regulatory Approvals for each of the Licensed Products in the Territory; (2) diligently prosecute and obtain such Regulatory Applications; and (3) maintain such Regulatory Approvals in full force and effect. Without limiting the requirements of this Article, in connection with the clinical testing of the Licensed Products, the preparation, filing and prosecution of the Regulatory Applications, and the maintenance of the Regulatory Approvals, Novartis shall use at least the same degree of care and diligence as it uses in connection with its own products. Notwithstanding the foregoing, the decisions regarding the timing of said filings shall be in Novartis' sole discretion. In the event that Novartis has not initiated the process of obtaining Regulatory Approval for a Licensed Product in a country of the Territory ***, or in the event that Novartis has stopped exercising commercially reasonable efforts to obtain Regulatory Approval in a country of the Territory for ***, and such failure shall continue for a period of 30 days after written notice from Noven to Novartis, then Noven shall have the option, exercisable by delivery of written notice to Novartis, to terminate this License Agreement with respect to such Licensed Product in such country. If Noven determines to terminate this License Agreement with respect to a Licensed Product in any such country, Novartis shall promptly take such actions with respect to such country as Noven may reasonably request, including the execution and delivery of any documents which Noven may reasonably request, in order to transfer to Noven or its designee, free of charge, all of Novartis' right, title and interest in and to all information, data, and applicable Regulatory Applications (if any) relating solely to such Licensed Product in such country. In addition, Novartis shall reasonably cooperate with Noven in connection with the transfer of data, registrations, and applications related to such Licensed Product in such country. Notwithstanding the foregoing, Noven shall not market any re-acquired Licensed Products in such country under the Licensed Trademark, unless Noven reacquires the Licensed Trademark pursuant to
         Article 3.2.

                  2.1(b) CLINICAL STUDIES. Except as otherwise provided herein, Novartis shall not undertake or perform any human clinical studies relating to any Licensed Products without the prior written consent of Noven. To the extent clinical studies are required to

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         be conducted in order to secure Regulatory Approvals to sell the
         Licensed Products in a country of the Territory, such clinical studies shall be conducted by Novartis, at its expense, pursuant to a development plan, including protocols, that will be mutually agreed upon in good faith between Novartis and Noven.

                  2.1(c) COOPERATION; SUPPLY OF INFORMATION BY NOVEN. Noven agrees to fully cooperate with Novartis in connection with Novartis' obligations under this Article II, and to provide to Novartis copies of all documents in its possession related to the Licensed Products which it is legally permitted to disclose and which are necessary for the preparation of the Regulatory Applications; provided, however, that nothing herein contained shall require Noven to generate any information which it does not already possess or to disclose or reference to Novartis data related to the manufacture of the Licensed Products unless required by Regulatory Authorities in the Territory in order to obtain Regulatory Approval.

                  2.1(d) STATUS OF REGULATORY APPROVALS. Novartis shall maintain Noven fully informed of the status of the performance of its obligations under this Article II, and shall, upon request of Noven, provide such information concerning the status of the clinical trials, the preparation and prosecution of the Regulatory Applications, and the maintenance of the Regulatory Approvals as Noven may request from time to time. Without limiting the generality of the foregoing, Novartis shall (1) if requested by Noven, deliver to Noven copies of the results of all clinical trials, a copy of each Regulatory Application (including exhibits and attachments thereto) and all supplements and amendments thereto, and copies of other documents and correspondence relating to the Regulatory Application and Regulatory Approval, (2) provide a written report to Noven within forty-five (45) days after the end of each calendar year describing the actions taken by Novartis during the preceding year to comply with its obligations under Article II, and (3) if requested by Noven, cause its personnel responsible for the performance of its obligations under Article II to meet with Noven personnel at mutually convenient locations not more frequently than every six (6) months to discuss the status of the Regulatory Approval of the Licensed Products.

                  2.1(e) RIGHT OF REFERENCE. Novartis shall permit Noven and its Affiliates and licensees to reference the Regulatory Approvals with respect to the Licensed Products for purposes of government registrations and filings in jurisdictions within or outside of the Territory.

                  2.1(f) SAFETY ADDENDUM. The parties will establish and implement a procedure for the mutual exchange of adverse event reports and safety information associated with the Licensed Products. Details of the operating procedure shall be the subject of a Safety Addendum to this License Agreement, agreed between the designated pharmacovigilance primary liaisons of the respective companies. The Safety Addendum will be agreed and implemented at a time sufficient to permit compliance with applicable Regulatory Authority guidelines and regulations. The Safety Addendum will be updated by the parties from time to time and expanded to take into account the status of the Licensed Products.

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        Securities and Exchange Commission. Asterisks denote omissions.


         2.2      REGULATORY MATTERS AS TO THE VIVELLE-DOT(TM) PRODUCT

                  2.2(a) REGULATORY APPROVAL OF THE VIVELLE-DOT(TM) PRODUCT IN THE NETHERLANDS. Notwithstanding Article 2.1(a), Noven will, at its own expense, consistent with sound scientific and commercial practices, use commercially reasonable efforts to: (1) promptly prepare and file Regulatory Applications in its name with such Regulatory Authorities as shall be necessary to procure Regulatory Approvals for the Vivelle-Dot(TM) Product in the Netherlands and (2) diligently prosecute and obtain such Regulatory Applications.

                  2.2(b) TRANSFER OF REGULATORY APPROVALS. Promptly after receipt of Regulatory Approval for the Vivelle-Dot(TM) Product in the Netherlands, the parties will work together to transfer such Regulatory Approvals to Novartis at Novartis' expense.

                  2.2(c) REGULATORY APPROVAL OF THE VIVELLE-DOT(TM) PRODUCT IN COUNTRIES OTHER THAN THE NETHERLANDS. Notwithstanding Article 2.1(a), Novartis shall, at Novartis' expense, consistent with sound scientific and commercial practices, use commercially reasonable efforts to pursue Regulatory Approval in its name following the European Mutual Recognition Procedure (hereinafter "MRP") to gain Regulatory Approval of the Vivelle-Dot(TM) Product in all countries in the Territory subject to the MRP other than the Netherlands. Novartis shall maintain Noven fully informed of the status of the performance of its obligations under this Article 2.2(c), and shall, upon request of Noven, provide Noven with information concerning the status of the preparation and prosecution of the Regulatory Applications. In the event that Novartis has to withdraw a country from the MRP, then Novartis shall undertake such efforts as are commercially reasonable to resubmit the Regulatory Application in such country. Without limiting the requirements of Novartis under Articles 2.1(a) and 2.1(d), Novartis shall use commercially reasonable efforts to obtain Regulatory Approval for the Vivelle-Dot(TM) Product in ***.

                  2.2(d) CLINICAL SUPPLIES. Noven will provide to Novartis clinical supplies (including placebos) of the Vivelle-Dot(TM) Product required for obtaining Regulatory Approval in the Territory at a price of ***.

         2.3      REGULATORY MATTERS AS TO THE INCLUDED IMPROVEMENTS.

                  2.3(a) ICH STABILITY BATCHES. Notwithstanding Articles 2.1(a) and 2.1(b), Noven will bear the expense of formulation development and manufacture as well as the testing of required ICH stability batches for the Included Improvements.

                  2.3(b) SUPPLY OF INCLUDED IMPROVEMENTS FOR CLINICAL STUDIES. Noven will provide to Novartis clinical supplies (including placebos) of the Included Improvements required for obtaining Regulatory Approval in the Territory, at a price of ***.

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                  2.3(c) ADDITIONAL IMPROVEMENTS. The cost of formulation
         development, manufacture of ICH stability batches and clinical supplies of any additional improvements other than the Included Improvements requested by Novartis will be separately negotiated in good faith between Noven and Novartis.

              ARTICLE III - COMMERCIALIZATION OF LICENSED PRODUCTS

         3.1      COMMERCIALIZATION.

                  3.1(a) GENERAL. Novartis shall use commercially reasonable efforts, at its own expense, to actively and diligently promote, market and sell the Licensed Products in the Territory, similar to such efforts Novartis would undertake for its own products with similar market potential. Novartis shall commence commercial marketing of each Licensed Product in each country within the Territory within ***. If Novartis fails to commence to market any Licensed Product in accordance with the foregoing sentence, and such failure shall continue for a period of 30 days after written notice from Noven to Novartis, then Noven shall have the option, exercisable by delivery of written notice to Novartis, to terminate this License Agreement with respect to such Licensed Product in such country. If Noven determines to terminate this License Agreement with respect to a Licensed Product in a country, Novartis shall promptly take such actions as Noven may reasonably request, including the execution and delivery of any documents which Noven may reasonably request, in order to transfer to Noven or its designee, free of charge, all of Novartis' right, title and interest in and to any Regulatory Approvals relating to such Licensed Products in such country, and all information relating to any Regulatory Approvals not previously supplied to Noven. Notwithstanding the foregoing, Noven shall not market the Licensed Products in such reacquired country under the Licensed Trademark, unless Noven reacquires the Licensed Trademark pursuant to Article 3.2.

                  3.1(b) INCLUDED IMPROVEMENTS. If Novartis does not commercialize any Included Improvement in ***, the right to develop and market such Included Improvement in the whole Territory will revert to Noven on terms and conditions to be negotiated in good faith, provided that Noven shall have no right to use the Licensed Trademark in such event. ***.

                  3.1(c) MARKETING PLAN. Ninety days before the commencement of each calendar year, Novartis shall provide Noven with a written marketing plan setting forth a detailed description of Novartis' strategies and business plan with respect to the marketing, distribution and sale of each of the Licensed Products in the Territory, and such other information as Noven shall reasonably request (the "Marketing Plan"). At Noven's request, designated employees of each of the parties shall meet not more than once every six months at a location to be mutually agreed upon to discuss the Marketing Plan and Novartis' performance thereof under this License Agreement; provided, however, that the Marketing Plan is only subject to Noven's review and comments but not approval.

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                  3.1(d) REPORTS. To the extent legally permissible, Novartis shall prepare and make available to Noven upon Noven's request (1) reports on the general market conditions regarding the Licensed Products, (2) reports of all customer complaints regarding the Licensed Products, and (3) such other information concerning the Licensed Products as Noven may reasonably request.

                  3.1(e) MARKETING TO CUSTOMERS. To the extent not otherwise prohibited by applicable law, Novartis shall not seek customers outside of the Territory; provided, however, that if any party exports the Licensed Products acquired from Novartis to customers outside the Territory without Novartis' explicit authorization, Novartis shall not be liable to Noven for any damages or claims arising from such third party actions. Novartis shall not establish any branch or maintain any distribution depot for the Licensed Products outside the Territory. Novartis shall during the Term refer to Noven or its designee all inquiries or orders received by it for the Licensed Products to be delivered outside the Territory.

         3.2 TRADEMARKS. The Licensed Products shall be sold in the Territory under the Licensed Trademark or such other trademark as Novartis may register, together with a clear statement that the Product is being sold by Novartis as licensee of Noven, and all labeling, packaging and advertising used in the promotion and sale of the Licensed Products in the Territory shall bear the Licensed Trademark or such other trademark as Novartis may register and such statement. Noven shall register the Licensed Trademark, in its own name. If Novartis does not use the trademark Estradot(TM) to market the first Licensed Product within 18 months after the first commercial sale by Novartis of such Licensed Product in any country of the Territory, then all rights under the Licensed Trademark shall revert to Noven and Novartis shall have no further right to use the Licensed Trademark in connection with the Licensed Products sold in the Territory. If Novartis uses the trademark Estradot(TM) to market the first Licensed Product within 18 months after the first commercial sale by Novartis of such Licensed Product in any country of the Territory, then upon request by Novartis, Noven shall assign title in the trademark Estradot(TM) for the Territory to Novartis. Novartis shall bear the expense of prosecuting and maintaining the Licensed Trademark in the Territory beginning on the Effective Date. Novartis acknowledges the validity of the Licensed Trademark, and any use thereof by Novartis will inure to the benefit of Noven except if Novartis uses the trademark Estradot(TM) and Noven transfers title for the trademark Estradot(TM) in the Territory to Novartis as provided above. The Licensed Trademark shall be the sole and exclusive property of Noven except if Novartis elects to use the trademark Estradot(TM) and requests Noven to transfer title in the trademark Estradot(TM) for the Territory to Novartis. In the event that Novartis does not elect to use the trademark Estradot(TM) or does not request Noven to transfer title in the trademark Estradot(TM) for the Territory to Novartis, Novartis shall not in any manner represent that it has any ownership in the Licensed Trademark, or registration thereof, and Novartis acknowledges that use of the Licensed Trademark shall not create in Novartis' favor any right, title or interest in and to such trademarks except as granted pursuant to this License Agreement. In the event that Novartis does not elect to use the trademark Estradot(TM) or does not request Noven to transfer title in the trademark Estradot(TM) for the Territory to Novartis, Novartis will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of Noven's

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right, title and interest in and to the Licensed Trademark or the goodwill and reputation of the Licensed Trademark.

                               ARTICLE IV - GRANT

         4.1      LICENSE.

                  4.1(a) Subject to the terms and conditions of this License Agreement, Noven hereby grants to Novartis an exclusive right and license solely within the Territory, under Noven's Patent Rights and Noven's Technology, to use, sell or otherwise dispose of the Licensed Products. For purposes of this License Agreement, the phrase "use, sell or otherwise dispose of Licensed Product", or words of similar effect, includes the right to market, advertise, promote, distribute and develop Licensed Product throughout the Territory, and the obligations arising therefrom.

                  4.1(b) Subject to the terms and conditions of this License Agreement, Noven further grants to Novartis an exclusive, royalty-free license solely within the Territory, to use the Licensed Trademark in connection with the marketing and promotion of the Licensed Products and further agrees to transfer title in the trademark Estradot(TM) for the Territory to Novartis if Novartis elects to use the trademark Estradot(TM) and requests Noven to transfer title as specified in
         Article 3.2.

                  4.1(c) No right or license to make, use or sell under Noven's Technology or Noven's Patent Rights is granted herein except as provided herein and with reference to the Licensed Products. Notwithstanding the foregoing, no right of Novartis, its Affiliates or Sublicensees to manufacture Licensed Products is granted except to the extent specifically hereinafter provided.

                  4.1(d) The term "exclusive" as used in this Article means that the rights conferred on Novartis are to the exclusion of all other persons and entities, including but not limited to Noven, and that Noven shall not voluntarily grant any rights in the Territory to any third party to use, sell or otherwise dispose of Licensed Products.

                  4.1(e) As part of the rights granted in this Article 4.1, Novartis shall have the right to grant sublicenses to Sublicensees, only with the prior written approval of Noven, which approval shall not be unreasonably withheld. Affiliates, agents, distributors, wholesalers, and other independent resellers shall not be considered sublicensees hereunder. Any such Sublicensee shall agree in writing to assume the duties of Novartis hereunder with respect to the country and Licensed Product involved, provided, however, that no such sublicense shall release Novartis from any liability for performance under this License Agreement. Noven shall have no duty to approve any such sublicense until it receives a copy of the proposed sublicense agreement. After receiving a request to sublicense and a copy of the proposed sublicense agreement, Noven shall respond to the request for consent to sublicense within 30 days, ***.

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                               ARTICLE V - SUPPLY

         5.1 AGREEMENT TO SUPPLY. Noven shall use commercially reasonable efforts to supply to Novartis, and Novartis shall purchase from Noven, all of Novartis', its Affiliates' and Sublicensees' requirements of all Licensed Products. The Licensed Products shall be supplied and purchased according to the terms and conditions set forth in the Supply Agreement set forth in Exhibit C, which Exhibit C is attached hereto and incorporated herein by reference. Licensed Product shall be supplied in finished, packaged and labeled form. However, should Noven be unable to meet Novartis' requirements of any Licensed Product or by reason of force majeure be unable to supply Licensed Product for a country and if the parties, after having consulted in good faith to resolve the matter, are unable to do so, Novartis' sole remedy for Noven's failure to supply shall be ***.

         5.2 SUPPLY PRICE FOR SAMPLES AND PLACEBOS. Noven shall supply pouched samples and placebos (clearly labeled as samples or placebos) of the Vivelle-Dot(TM) Product as requested by Novartis at a price of ***.

                          ARTICLE VI -FEES AND PAYMENTS

         6.1 UP-FRONT PAYMENT. Novartis shall pay Noven Twenty Million U.S. Dollars (U.S. $20,000,000.00) in immediately available funds at the time of execution of this License Agreement.

         6.2 MILESTONE PAYMENT. Novartis shall pay Noven *** in immediately available funds after receiving notification of Regulatory Approval of the Vivelle-Dot(TM) Product in ***. Novartis shall promptly notify Noven of the achievement of a milestone, whereupon Noven will submit an invoice in the form of Exhibit E to Novartis for the milestone payment. Upon receipt of Noven's invoice for a milestone payment, Novartis shall pay the milestone payment within five (5) business days.

         6.3 SUPPLY FEES.

                  6.3(a) Independent from and in addition to the up-front and milestone payment of Articles 6.1 and 6.2, Novartis shall pay to Noven a fee per Trade Unit of Licensed Product equal to *** of such Licensed Products purchased from Noven within a calendar year, and a fee per Trade Unit of Licensed Product equal to *** from all additional sales of such Licensed Product purchased from Noven over and above *** in that calendar year, said percentage being calculated by: ***. Notwithstanding the foregoing, in no event shall the per Trade Unit fee paid by Novartis be less than the amount set forth in the attached Exhibit D. The minimum per Trade Unit fee for any Licensed Product not specified in Exhibit D will be separately negotiated in good faith between Noven and Novartis, and the parties will amend Exhibit D to reflect such agreement.

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                  6.3(b) The supply fees shall include compensation for the
         rights licensed to Novartis under this License Agreement and compensation for supplying the Licensed Products meeting the Standard Specifications.

                  6.3(c) Notwithstanding Article 6.3(a), during the term of this License Agreement, the parties shall work together to maximize the efficiency of the manufacturing processes and to minimize the Cost of the Licensed Products. To the extent economic benefits result from such efforts ***.

         6.4 MINIMUM FEE. For the first three twelve-month periods following the first commercial sale of the first Licensed Product to be sold in any Major Country in the Territory, Novartis shall be required to pay Noven total supply fees of at least *** per year.

         6.5 PAYMENTS. With respect to each Licensed Product, the fees provided for in Article 6.3 shall be payable in immediately available funds as follows:

                  6.5(a) The parties agree that the transfer price (hereinafter "Transfer Price") for each Licensed Product shall be equal to **.

                  6.5(b) With respect to any Licensed Product, the Transfer Price determined in accordance with Article 6.5(a) shall be due and payable within thirty (30) days of Novartis' receipt of Noven's invoice for such Licensed Product.

                  6.5(c) The remainder of any payment due under Article 6.3(a) hereof shall be due and payable within sixty (60) days of the end of each semi-annual calendar period (i.e., January 1 to June 30 and July 1 to December 31) in which Novartis, its Affiliates or Sublicensees invoice for such Licensed Product. If the amount paid by Novartis for Licensed Products shipped in such semi-annual period is greater than the amount due under Article 6.5(a) hereof, Novartis shall invoice Noven for such difference within sixty (60) days of the end of the semi-annual calendar period and Noven shall pay the amount of such invoice within thirty (30) days of its receipt of Novartis' invoice. If the amount paid by Novartis for Licensed Products shipped in such semi-annual period is less than the amount due under Article 6.5(a) hereof, Novartis shall pay such difference to Noven within sixty (60) days after the end of the semi-annual calendar period.

                  6.5(d) The price for samples and placebos provided for in
         Article 5.2 shall be payable in immediately available funds within thirty (30) days of Novartis' receipt of Noven's invoice for such samples and placebos.

                  6.5(e) In the event that the total supply fees paid by Novartis in any year are less than the minimum required under Article 6.4, Novartis shall pay Noven the difference between the minimum and the amount actually paid within sixty (60) days after the end of the applicable twelve-month period, unless Novartis has terminated this Agreement under Section 9.2(a).

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         6.6 STATEMENT OF ACCOUNT. At each time a payment under Article 6.5(c)
is due, Novartis shall deliver to Noven a written statement of account setting forth in detail the quantity of Licensed Products sold by Novartis and its Affiliates and Sublicensees, if any, during the period covered by the statement of account, and a calculation of the payment due pursuant to Article 6.5(c). Such statement shall be certified as true and correct by a duly authorized officer of Novartis. Noven shall then verify Novartis' statement and, if a payment is due from Novartis under Article 6.5(c), Noven shall submit an invoice to Novartis for the amount due.

         6.7 RECORDS; INSPECTION OF RECORDS. Novartis shall maintain complete and accurate books and records of account relating to the sale of Licensed Products in the Territory, in sufficient detail to permit the accurate calculation of the payments due hereunder. Noven shall have the right during the term of this License Agreement and for a period of three years thereafter, to have a public accountant reasonably acceptable to Novartis examine the relevant books and records of Novartis during normal business hours not more than once each calendar year to verify that appropriate accounting and payments have been made by Novartis under this License Agreement. In the event a determination is made that Noven has not been paid the payments due to it under this License Agreement, without prejudice to any other rights which Noven may have, Novartis shall promptly pay to Noven the excess of the proper amount due over the amount actually paid. The fees and expenses of the accountant performing any verification pursuant to this Article shall be paid by Noven; provided that if a determination is made that the amount paid to Noven with respect to any calendar year was less than *** of the amount properly due to Noven, Novartis shall promptly reimburse Noven for the costs of such verification. Any accountant which examines the books and records of Novartis pursuant to this Article shall sign a confidentiality agreement in form and substance reasonably satisfactory to Novartis, and shall not disclose to Noven any information relating to the business of Novartis except as necessary to provide to Noven a basis for verifying the statement of account hereunder.

         6.8 CURRENCY. The payments due under Article 6.5 shall accrue and be payable in United States Dollars in immediately available funds. With respect to any sales made in currencies other than United States Dollars, such sales shall first be calculated in the foreign currency, then converted to Swiss Francs and then converted to United States Dollars on the basis of the Average Quarterly Exchange Rate (as hereinafter defined) for such quarter in which payment is made. Novartis' Average Quarterly Exchange Rate is currently computed as follows: a daily rate is calculated as the average of the Reuters exchange rate as quoted at 09:30 AM CET and the Frankfurter fixing as quoted at 02:00 PM CET. A monthly rate will be calculated as the average of these daily rates for that month. The Average Quarterly Exchange Rate will be calculated as the average of the three monthly rates for that quarter. Novartis represents that the foregoing calculation method is the currently used standard method at Novartis for converting to United States Dollars.

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                              ARTICLE VII - PATENTS

         7.1 NOVEN INVENTIONS. If Noven (through its employees, agents or consultants) makes or conceives any inventions or discoveries in the course of the work to be performed by it pursuant to this License Agreement, Noven shall own such inventions and discoveries and they shall become part of Noven's Technology and be subject to the terms of this License Agreement. Noven shall file and pursue all patent applications requested by Novartis on a country-by-country basis in Noven's name and at Novartis' expense. Any patents so obtained shall be owned by Noven and become part of Noven's Patent Rights and be subject to the terms of this License Agreement. Any patent applications or patents issuing therefrom for which Novartis does not pay expenses in accordance with this Article 7.1 in a country shall not be included in Noven's Patent Rights and shall not be licensed in such country. Noven agrees to cooperate with Novartis in connection with Novartis' obligations under this Article, by, but not limited to, providing the necessary information to enable Novartis to come to an informed decision whether to pay said expenses and providing an annual budget of costs which shall be discussed promptly should it be significantly exceeded.

         7.2 COSTS OF LICENSED PATENTS. Subject to the limitation of the immediately following sentence, on a country-by-country basis, Novartis shall bear the costs of prosecuting and maintaining the Licensed Patents in the Territory beginning on the Effective Date and ending with the earliest of (i) commercialization of the first Licensed Product in that country, (ii) expiration of this License Agreement, and (iii) termination of this License Agreement for any reason except if Novartis elects option (i) under Article 9.3(d). Notwithstanding the foregoing sentence, Novartis may choose to discontinue bearing the costs of prosecuting and maintaining any patent or patent application among the Licensed Patents in a country before the earliest of (i) commercialization of the first Licensed Product in that country, (ii) expiration of this License Agreement, and (iii) termination of this License Agreement for any reason except if Novartis elects option (i) under Article 9.3(d), whereby in case of Novartis' decision to discontinue bearing such costs in such country, such patent application or such patent shall be excluded from Noven's Patent Rights and shall no longer be licensed in such country. Noven agrees to cooperate with Novartis in connection with Novartis' obligations under this Article, by, but not limited to, providing the necessary information to enable Novartis to come to an informed decision whether to continue paying such costs and providing an annual budget of costs which shall be discussed promptly should it be significantly exceeded.

         7.3 JOINT INVENTIONS. If Noven and Novartis jointly (through their respective employees, agents or consultants) make or conceive any inventions or discoveries in the course of the work to be performed pursuant to this License Agreement, Novartis and Noven shall have joint ownership of such inventions or discoveries and any patent applications and patents obtained thereon, and Novartis shall pay all costs and expenses of obtaining and maintaining such patent rights. Novartis shall have the sole right to decide what patent rights, if any, to apply for with respect to the joint inventions or discoveries described in this Article 7.3. Novartis shall keep Noven fully and promptly informed with respect to patent rights, if any, that Novartis elects to apply for, and Noven may, at its own expense, apply for and obtain patent protection in any country in which Novartis does not elect to obtain such patent protection. Each party shall have

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full right to use, pursuant to the terms of this License Agreement, any discoveries, inventions or patent rights described in this Article 7.3.

         7.4 NOVARTIS INVENTIONS. If Novartis (through its employees, agents or consultants) makes or conceives any inventions or discoveries in the course of the work to be performed by it under this License Agreement, Novartis shall own such inventions or discoveries. Noven and its Affiliates shall have a non-exclusive, royalty-free right to use throughout the world all such inventions and discoveries, and any patent rights that result from them, in connection with the Licensed Products and pursuant to and during the term of this License Agreement.

         7.5      INFRINGEMENT OR UNAUTHORIZED USE BY THIRD PARTIES.

                  7.5(a) Each party shall promptly notify the other following the discovery of any infringement or unauthorized use of the other party's intellectual property rights used in the development, manufacture or marketing of Licensed Products which may come to its attention.

                  7.5(b) Noven shall have one hundred and twenty (120) days following such notice during which it may exercise the right, but shall have no obligation, to take any action, legal or otherwise, which it deems advisable in order to protect the Licensed Patents in the event that the alleged infringement relates to the Licensed Patents. In taking any such action, Novartis shall (1) at the request of Noven, agree to be joined as a party plaintiff to any legal proceeding instituted by Noven if it is legally required for Novartis to join, (2) cooperate with Noven in good faith in all respects, (3) on reasonable notice have any of its employees, officers, directors, agents and other representatives testify when necessary, and (4) on reasonable notice make available to Noven as necessary all relevant records, specimens, samples and other information.

                  7.5(c) If Noven elects to bring an action under Article 7.5(b), then Noven shall offer Novartis an opportunity to share the expenses of the action and to share in any recovery obtained from the action after legal fees are paid. If Noven and Novartis agree to share the expenses, ***. If Novartis elects not to share in the expenses, any money recoveries received in connection with any such proceeding shall be paid exclusively to Noven. If Novartis does not agree with Noven to share the expenses of an action brought by Noven under Article 7.5(b), Novartis shall, at its own expense, have the right to be represented in any legal proceeding instituted by Noven pursuant to Article 7.5(b) by counsel reasonably acceptable to Noven.

                  7.5(d) In the event that Noven does not take any action with respect to any such infringement within one hundred and twenty (120) days after receiving notice of such infringement, Novartis may take any action, legal or otherwise, which it deems advisable in order to protect the Licensed Patents; provided that Novartis shall maintain Noven fully informed of the status of any such actions and provide to Noven such documents concerning the action as Noven may reasonably request. All expenses incurred by Novartis in connection with an action under this Article 7.5(d) (including reasonable

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         attorneys' and accountants' fees), shall be paid by Novartis. Noven shall, at its own expense, have the right to be represented in any legal proceeding instituted by Novartis pursuant to this Article 7.5(d) by counsel reasonably acceptable to Novartis. After payment of any legal costs and out of pocket expenses incurred by Novartis, any remaining money recoveries received in connection with any such proceeding shall be ***.

         7.6 INFRINGEMENT OF THIRD PARTIES' RIGHTS. In the event that any legal proceeding shall be instituted or threatened against Novartis or any notice given to Novartis involving any claim of patent infringement or request to take a license under any patent relating to the Licensed Products within the Territory, Novartis shall promptly notify Noven in writing, which notice shall include copies of all documents relating to such notice, proceeding or threatened proceeding. Noven shall assume the defense of any such claim or action responsive to such notice, provided Novartis has not altered the Licensed Products supplied by Noven which meet the Standard Specifications and provided Novartis has not altered the packaging or labeling provided by Noven for the Licensed Products unless Noven has previously consented in writing to such alteration, and the reasonable costs and expenses (including reasonable attorneys' fees) incurred by Noven in connection with the defense of such claim shall be shared equally by the parties. Noven shall provide to Novartis an itemization of the costs and expenses so incurred. Any counsel selected by Noven for the purposes of defending any such claim shall be reasonably acceptable to Novartis. Novartis shall (1) fully cooperate with Noven in connection with any such claim, (2) on reasonable notice have any of its employees, officers, directors, agents and other representatives testify when necessary, and (3) on reasonable notice make available to Noven as necessary all relevant records, specimens, samples and other information in its possession. Novartis shall, at its own expense, have the right to join any such legal proceeding and to be represented in any legal proceeding by counsel reasonably acceptable to Noven. If, as a result of any such claim, Novartis is required by reason of an order of a court, arbitration board or other similar body or by reason of a settlement between the parties, to pay a royalty or make other similar payments to a third party, ***. Without limiting the foregoing, Novartis may not agree to pay any royalties to a third party relating to Licensed Products without Noven's prior consent, which shall not be unreasonably withheld.

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                   ARTICLE VIII - CONFIDENTIALITY OBLIGATIONS

         8.1      CONFIDENTIALITY.

                  8.1(a) Except as specifically authorized by this License Agreement, each party shall, for the term of this License Agreement and for ten (10) years after its expiration or termination, keep confidential, not disclose to others and use only for the purposes authorized herein, any and all data, information, and know-how including Noven's Technology, (collectively "Confidential Information") received from the other party prior to or under this License Agreement; provided, however, that the foregoing obligations shall not apply to the extent that such information is (i) already known to the recipient at the time of disclosure as evidenced by competent proof; (ii) publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient; or (iii) disclosed in good faith to the recipient by a third party entitled to make such disclosure. With respect to any information already known to Novartis only as a result of the Restated License Agreement, dated November 15, 1991, between Noven and Novartis Pharmaceuticals Corporation, or the Amended and Restated License Agreement, dated September 30, 1999, between Noven and Rhone-Poulenc Rorer Pharmaceuticals, Inc., the time period specified in this Article 8.1(a) shall control and supersede any prior term set by the previous agreements.

                  8.1(b) In the event a party who receives Confidential Information under this License Agreement is required: (i) by law, rule or regulation to disclose Confidential Information to regulatory authorities to obtain and maintain Regulatory Approval for a Licensed Product; (ii) to disclose Confidential Information to respond to a regulatory or governmental inquiry concerning Licensed Product; or
         (iii) to disclose Confidential Information in a judicial, administrative or arbitration proceeding to enforce such party's rights under this License Agreement or the Supply Agreement, it may do so only if it limits disclosure to that purpose.

                  8.1(c) Notwithstanding the provisions of Articles 8.1(a) and 8.1(b), Novartis shall be permitted to disclose to its distributors, wholesalers, and other direct customers such Confidential Information relating to Licensed Products as Novartis shall reasonably determine to be necessary or useful in order to effectively market and distribute Licensed Products.

                        ARTICLE IX - TERM AND TERMINATION

         9.1      TERM.

                  9.1(a) This License Agreement shall take effect as of the Effective Date and continue in full force and effect in each country throughout the Territory until the date of expiration of the last to expire of Noven's Patent Rights in such country or until 10 years from the first commercial sale of any Licensed Product in such country, whichever is later, on a country-by-country and product-by-product basis.

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                  9.1(b) Upon expiration of this License Agreement pursuant to this Article 9.1 in any country for a particular Licensed Product, Novartis shall have the right to elect to extend this License Agreement on terms to be negotiated in good faith taking into account the expiration of the applicable patents by giving Noven written notice of its intention to do so prior to the end of any such term.

         9.2      TERMINATION.

                  9.2(a) If either Novartis or Noven should fail to discharge fully and promptly any of its material obligations under this License Agreement, including but not limited to the Supply Agreement attached as Exhibit C, and including its obligation to make payments, and should such party failing to discharge any of its material obligations fail to cure such failure within thirty (30) days in the case of failure to make payments or within sixty (60) days for other failures after notice in writing thereof by the other party, which period to cure may be extended for up to sixty (60) days, upon written request, if such additional time is reasonably necessary to effect such cure and provided that such party is using diligent effort to pursue such cure, this License Agreement can thereupon be terminated at the other party's option upon receipt of notice to that effect. Notwithstanding the foregoing, if the dispute resolution process in accordance with Article
         12.1 has been initiated, such notice of termination shall not be given until the time period for the CEO's of the parties to resolve the dispute has expired without the dispute having been resolved.

                  9.2(b) Either party hereto may terminate this License Agreement with immediate effect in the event that any proceeding under a Bankruptcy Act or any insolvency, receivership or dissolution proceeding is filed against the other party and such proceeding is not dismissed within sixty (60) days after the filing thereof.

                  9.2(c) Either party may terminate this License Agreement with immediate effect with respect to any Licensed Product that is permanently and completely withdrawn from all markets in the Territory for serious adverse health or safety reasons, as defined in the Safety Addendum.

                  9.2(d) For a period of *** from the first commercial sale of the Licensed Product in any country of the Territory, Noven may terminate if Novartis, its Sublicensees or Affiliates markets, sells, or distributes any transdermal product in the Territory that is identical or substantially similar to any Licensed Product (hereinafter the "Competing Product"), except that, within the European Economic Area (hereinafter "EEA"), instead of a right to terminate, Noven has a right to convert the license to a non-exclusive license in the EEA and to grant licenses relating to the Licensed Products to third parties. After a period of *** from the date of first commercial sale of a Licensed Product in any country of the Territory not within the EEA, Novartis may market, sell or distribute a Competing Product in the Territory if ***. After a period of *** from the date of first commercial sale of a Licensed Product in any country of the Territory within the EEA, Novartis may market, sell or distribute a Competing Product in the Territory provided that Noven has a

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         right to convert the license to a non-exclusive license in the EEA and to grant licenses relating to the Licensed Products to third parties. The foregoing rights of Noven shall not apply ***.

                  9.2(e) Either party shall have the right to terminate this License Agreement upon the occurrence of the right to terminate under a force majeure event described in Article 13.4.

         9.3      RIGHTS UPON TERMINATION.

                  9.3(a) Upon termination, except if Novartis elects option (i) under Article 9.3(d), all information and data relating to any Licensed Product including but not limited to Noven's Technology, and information obtained from, incorporating or based on Noven's Technology shall be returned to Noven. Novartis, its Affiliates and Sublicensees shall make no further use of the same. The foregoing shall not apply to information solely generated by Novartis, if termination is by Novartis for cause of Noven.

                  9.3(b) Upon termination for any reason by either party, with the exception of Noven terminating pursuant to Article 9.2(a), if Novartis is not using the Licensed Trademark in any country of the Territory, then Noven shall re-acquire all rights to the Licensed Trademark without compensation to Novartis in the Territory, and Novartis shall have no further right to the Licensed Trademark in the Territory. Upon termination of this License Agreement by Noven pursuant to Article 9.2(a), Noven shall re-acquire all rights to the Licensed Trademark irrespective of Novartis using the Licensed Trademark in the Territory. If necessary in such event, Novartis shall assign the Licensed Trademark to Noven throughout the Territory.

                  9.3(c) Upon expiration of this License Agreement with respect to any Licensed Product in any country or termination of this License Agreement with respect to any Licensed Product in any country by Noven pursuant to Article 9.2, all information and data relating solely to such Licensed Product for such country, including but not limited to Noven's Technology, and information obtained from, incorporating or based on Noven's Technology, shall be returned to Noven, and Novartis, its Affiliates and Sublicensees shall make no further use of the same with respect to such Licensed Product and such country, and shall (i) assign to Noven or its designee all Regulatory Applications and Regulatory Approvals relating to such Licensed Product in such country;
         (ii) have no further right or license to Noven's Technology or Noven's Patent Rights with respect to such Licensed Product in such country; and (iii) reasonably cooperate with Noven in connection with the transfer of data, registrations and applications related to such Licensed Product in such country.

                  9.3(d) Upon termination of this License Agreement by Novartis pursuant to Article 9.2(a) or 9.2(b), Novartis has the option to (i) continue using the Licensed Trademark and acquire the right to a non-exclusive license to make or have made the Licensed Product under Noven's Technology and Noven's Patent Rights under all other

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         terms and conditions of this License Agreement in return for paying ***
         or (ii) return all rights under this License Agreement to Noven in the manner described in Article 9.3(c) in exchange for payment by Noven
         ***.

                  9.3(e) Upon expiration or termination of this License Agreement, except if Novartis elects option (i) under Article 9.3(d), Novartis shall have the right to distribute Licensed Products in its inventories or otherwise in its control as of the expiration or termination of this License Agreement for a period not to exceed six
         (6) months from such expiration or termination (the "Wind-Down Period"), in all cases subject to the payments under Article VI above.

                  9.3(f) Within fifteen (15) days after expiration of the Wind-Down Period, Novartis shall destroy all tangible items bearing, containing, or contained in, trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature and sales and promotional aids of every kind relating to the Licensed Products and received from or owned by Noven, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to Noven, as Noven may direct, at Noven's expense. Novartis shall not make or retain any copies of any Confidential Information of Noven which may have been entrusted to it, except for one copy for archiving purposes. Effective upon expiration of the Wind-Down Period, Novartis shall cease to use all trademarks and trade names of Noven or reassign the Licensed Trademark if this has been assigned to Novartis under Article 3.2 except as permitted under Article 9.3(g). During the term of this Agreement and after any termination or expiration of this Agreement, Noven shall have the right to continue to use and disclose for any purpose customer lists, customer data and other customer information and any and all data relating to the Licensed Products, which is or was provided or required to be provided by Novartis to Noven pursuant to this License Agreement.

                  9.3(g) Upon expiration of this License Agreement (but not termination), (i) if Novartis has not requested Noven to assign the Licensed Trademark to Novartis under Article 3.2, then Novartis shall have a fully paid-up license to use the Licensed Trademark in the Territory solely in connection with the sale of generic versions of Licensed Products in the Territory or, (ii) if Novartis has requested Noven to assign the Licensed Trademark to Novartis under Article 3.2, then Novartis shall be entitled to retain all rights and title to the Licensed Trademark following expiration.

                  9.3(h) Articles 2.1(e), 2.1(f), 6.1-6.8, 7.3, 8.1, 9.3,
         10.1-10.7, and 11.1-11.3 and Articles XII and XIII shall survive expiration and termination for any reason of this License Agreement, and they shall continue in full force and effect. Without limiting the preceding sentence, expiration or termination for any reason shall not release Novartis from any payment due to Noven pursuant to Article 6.5.

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                             ARTICLE X - WARRANTIES

         10.1 OWNERSHIP. Noven represents and warrants that it has developed and has the right to license Noven's Technology and that it owns all right, title and interest in Noven's Patent Rights and in the Licensed Trademarks, as set forth in Exhibit B.

         10.2 RIGHT TO ENTER AGREEMENT. Noven represents and warrants that it has the right to enter into this License Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, materially inconsistent with this License Agreement. Noven represents that it does not have actual knowledge of any valid patents of third parties which would be infringed by the manufacture, use or sale of any or all of the Licensed Products according to the terms of this License Agreement.

         10.3 PRODUCT WARRANTY. Noven represents and warrants that Licensed Products supplied by Noven for sale in any country in the Territory shall conform with the Standard Specifications and shall be manufactured in a facility approved for that purpose by the proper authorities of such country to the extent Novartis specifically notifies Noven of the applicable standards, specifications, laws and regulations.

         10.4 DISCLAIMER OF TRADEMARK WARRANTIES. NOVEN DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND CONCERNING THE PRESENT RIGHTS, BY REGISTRATION OR OTHERWISE, TO OR IN THE LICENSED TRADEMARK AND ANY OTHER NAMES, DESIGNS, AND DISTINGUISHING CHARACTERISTICS OWNED OR CONTROLLED BY IT, AND AS TO THEIR POSSIBLE CONFLICT WITH NAMES, TRADEMARKS, DESIGNS AND DISTINGUISHING CHARACTERISTICS OWNED OR REGISTERED BY OTHERS IN THE TERRITORY.

         10.5 NOVARTIS WARRANTIES. Novartis warrants and represents to Noven that (i) it has the full right and authority to enter into this License Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein; (iii) no action, suit or claim has been initiated or threatened against Novartis with respect to its right to enter into and perform obligations under this License Agreement; and (iv) it has not previously granted, and will not grant during the term of this License Agreement, any right, license or interest that is in conflict with the rights or licenses granted under this License Agreement.

         10.6 COMPLIANCE WITH LAWS. Novartis shall comply with all laws applicable to the storage, handling, marketing, distribution and sale of the Licensed Products.

         10.7 GENERAL DISCLAIMER OF OTHER WARRANTIES. EXCEPT AS SET FORTH HEREIN, NO OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE CREATED BY THIS LICENSE AGREEMENT.

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


                          ARTICLE XI - INDEMNIFICATION

         11.1 INDEMNITY. Each party shall indemnify, defend, release and hold the other party and its affiliates, subsidiaries, successors, officers and directors harmless against any and all third party claims, suits, actions or threats of action, liabilities, settlement amounts, expenses or costs, including without limitation reasonable attorneys' fees and costs, which result from or arise out of any breach of the representations and warranties of such party set forth under Article X of this License Agreement except to the extent a loss was caused by negligence or willful misconduct of the indemnitee.

         11.2 INDEMNITY PROCEDURE. Upon receiving notice of any claim or suit under Article 11.1 hereof, the indemnified party shall immediately notify the indemnifying party and shall allow the indemnifying party, its insurer or both the opportunity to assume direction and control of the defense of such claim, including without limitation, the settlement thereof at the sole option of the indemnifying party or its insurer. The indemnified party agrees to cooperate with the indemnifying party in the conduct of any negotiations, dispute resolution or litigation of any such claim or suit; and the indemnifying party shall inform the indemnified party of the progress of the claim or suit at such times and in such manner as is reasonable under the circumstances.

         11.3 INSURANCE. During the term of this License Agreement and for a period of three years thereafter, each party shall maintain insurance coverage of the types and in amounts usually insured by companies of the size and operating the business conducted by such party, including, without limitation, such insurance coverage as such party is required to maintain under applicable law and comprehensive general liability insurance (including product liability) safeguarding against liability for injuries to persons, including injuries resulting in death, and damage to property. The insurance policy required pursuant this Article shall provide that in the event of its cancellation or nonrenewal, the insurer shall give written notice to the other party at least 30 days prior to the effective date of the cancellation or nonrenewal.

                             ARTICLE XII - DISPUTES

         12.1 DISPUTES. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this License Agreement, or the rights or obligations of the parties hereunder, the parties shall try to settle their differences amicably between themselves. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and within ten (10) days after such notice appropriate representatives of the parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the Chief Executive Officer of Noven Pharmaceuticals, Inc. and the Chief Executive Officer of Novartis Pharma AG, or their respective designees, for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to litigation.

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


                          ARTICLE XIII - MISCELLANEOUS

         13.1 RELATIONSHIP OF PARTIES. The parties hereto have the relationship of independent contractors, and neither party shall enter into any agreements, understandings or commitments on behalf of the other party without the other party's express permission in writing.

         13.2 INSPECTION OF FACILITIES. At any time during the term of this License Agreement and any extension thereof, upon reasonable prior notice and no more than twice per year, each party may during normal working hours have employees of its choosing visit and inspect the facilities of the other party that are used in performing such party's obligations hereunder.

         13.3 ENTIRE AGREEMENT. This License Agreement represents the entire understanding between the parties with respect to the matters set forth herein and supersedes any and all previous understandings, both oral and written, with respect to the subject matter hereof. The terms, conditions and provisions of this License Agreement shall prevail over any inconsistent statements, terms, conditions or provisions contained in any document passing between the parties hereto including, but not limited to, any acknowledgment, confirmation or notice. This License Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing designated as an amendment, supplement or modification which is signed by both parties hereto.

         13.4 FORCE MAJEURE. If the performance of this License Agreement or any obligation reasonably related thereto is prevented or hindered, by reason of any cause beyond the reasonable control of the affected party, including, but not limited to, fire, flood, riot, strikes or any governmental action, then the party so affected, upon notice to the other party, shall be excused from such performance, provided that the party so affected shall use diligent effort to avoid or remove such cause or causes of non-performance and shall continue to perform thereunder with the utmost dispatch whenever such cause or causes are removed. If, as a result of any such action, the performance of this License Agreement is prevented for a continuous period of one hundred eighty (180) days, either party shall have the right to terminate this License Agreement as to the country or countries involved by providing the other party with written notice of termination.

         13.5 SEVERABILITY. If any provision of this License Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this License Agreement, and this License Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

         13.6 ASSIGNMENT. All of the terms and provisions of this License Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties. This License Agreement, or any rights thereunder, shall not be sold, assigned, transferred or encumbered by either party without first obtaining the consent of the other party in writing, provided that either party may assign or transfer any of its

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


rights and obligations to any of its Affiliates and to any successors or assigns of that part of its business to which the subject matter of this License Agreement is related.

         13.7 GOVERNING LAW. This License Agreement shall be interpreted in accordance with and governed by the laws of the State of New York, without references to the conflict of law rules. Both parties forever waive any defense or claim that New York law cannot be validly applied to this License Agreement. The parties hereby agree that, where applicable, the United Nations Convention on Contracts for the International Sales of Goods shall not apply to this License Agreement.

         13.8 NOTICES. Any notice or report required or permitted hereunder shall be given in writing, hand delivered or by registered or certified mail, to the following addresses:

                  (1)               Noven Pharmaceuticals, Inc.
                                    11960 Southwest 144th Street
                                    Miami, Florida 33186
                                    Attention: President

With a copy to:                     Noven Pharmaceuticals, Inc.
                                    11960 Southwest 144th Street
                                    Miami, Florida 33186
                                    Attention: General Counsel

                  (2)               Novartis Pharma AG
                                    Lichtstrasse 35
                                    CH-4002 Basel, Switzerland
                                    Attention: General Counsel

With a copy to:                     Novartis Pharma AG
                                    Lichtstrasse 35
                                    CH-4002 Basel, Switzerland
                                    Attention: Head BD & L

or to such other address or in care of such other person as hereafter shall be designated in writing by either party to the other, and shall be deemed to have been given as of the fifth business day after mailing.

         13.9 COUNTERPARTS. This License Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         13.10 PUBLICITY. Noven and Novartis shall not issue any press release or other public statement regarding, or disclosing the existence of, this License Agreement without the prior written consent of the other party; provided, however, that Noven and Novartis shall not be prevented from complying with any duty of disclosure it may have pursuant to law or applicable stock exchange rules.

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


         13.11 ENGLISH VERSION. In the event that this License Agreement is translated into a language other than English, the English version of this License Agreement shall control all questions of interpretation with respect thereto.

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


         IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed in duplicate and their seals to be hereunto affixed as of the day and year first written above.

                                       NOVARTIS PHARMA AG

                                       By: /s/ G. Hazelzet
                                          ------------------------------
                                          G. Hazelzet
                                          Head Licensing Europe
                                          Business Development & Licensing

                                       By: /s/ G. Schelling
                                          ------------------------------
                                          G. Schelling
                                          Legal Counsel

                                       NOVEN PHARMACEUTICALS, INC.

                                       By: /s/ Robert C. Strauss
                                          ------------------------------
                                          Robert C. Strauss
                                          President and Chief Executive Officer

                                       25